EXHIBIT 99.1 – PRESIDENT’S LETTER

33747 North Scottsdale Road, Suite 130
Scottsdale, Arizona 85266

June 10, 2010

Dear Green Planet Group Shareholders,

This letter is to update you on the current status of Green Planet Group (OTCBB:GNPG) and its continuing efforts to grow into a highly profitable company with a resulting increase in shareholder value. We have struggled through one of the worst financial crisis in U.S. history, which has slowed down our growth, but I am still convinced that Green Planet Group will continue to execute its growth strategy and become a successful Company.

The major reasons why I’m so optimistic is that both segments of Green Planet Group’s business, the Xentx/Synergyn segment and the staffing segment are growing as detailed below:

Xentx/Synergyn Segment:

1.   For the past year, we have been negotiating with a major truck/locomotive drive train manufacturer to become their major supplier of gear lube oil. Over the past six months, our major competitors for this contract have included every major oil and lubricating company. Our subsidiary Xentx Lubricants, located in Durant, OK has been awarded this multiyear contract and we expect to begin production of Synergyn’s unique gear lube oil within the next few weeks. This supply contract is expected to exceed $80 million annually and increase profits substantially.

2.   Earlier this year we hired Gary Davidson, a diesel engine and fuel expert to manage the effort to increase sales of our two diesel fuel additives. 1  Mr. Davidson has organized a major test currently being performed at one of the largest school bus fleets in the Country. The results will not be announced for another two months but as of today, this test has exceeded all expectations by reducing maintenance costs, equipment downtime, and emissions while improving fuel efficiency between 4% to 15%. I believe that we will have numerous opportunities to provide our products to additional school bus fleets. Our slogan is “Turning Yellow Busses Green”.

3.   Xentx Lubricants will begin its first diesel fuel additive railway locomotive test within 10 days. The primary goal of this test is to reduce emissions and reduce maintenance while improving fuel efficiency. The test period is relatively short and we expect substantial certifiable emission reductions within the first 60 days. Impact on revenues is yet to be determined, but we believe that they will be significant.

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1     I invite any shareholder to call Mr. Davidson at 972.283.2900 between the hours of 9:00AM and 5:00PM (CST) to ask any additional questions regarding our diesel fuel additive tests.

4.   The City of Las Vegas (after months of testing) has decided to treat their entire diesel fleet with Xentx Extreme Diesel Fuel additive. The City has determined that our fuel additive will reduce maintenance costs, reduce downtime, and improve engine performance while reducing emissions. Revenues will increase approximately $100,000/year.

5.   Within the next 30 days, we will complete a new e-commerce website in an effort to increase sales of both the Xentx and Synergyn products (see www.xentxsynergyn.com). This site incorporates the latest technologies for web based selling, and its use is expected to increase revenues by at least 400%. This site is complemented by a new product catalog that will be mailed to approximately 15,000 current customers.

Staffing Segment:

1.   During the last quarter of our fiscal year (January 2010 thru March 2010) staffing revenues were substantially lower than expected. In addition, we experienced internal challenges relating to the overall performance of Lumea. The management team that was responsible for Lumea’s unsatisfactory performance (including failing to pay its payroll taxes) were either removed from office or resigned in March. This resulted in reducing annual payroll expenses by approximately $1.6 million. This former management team led by Cliff Blake has started a new staffing company and has attempted to coerce our current customers and some of our employees to join them in their new business. We believe that these activities are in violation of their signed Employment Agreements, and as a result, Lumea has begun legal action to protect itself, its customer base and Green Planet shareholders. These efforts to damage our business have not been successful, so the former management team is attempting to undermine Green Planet by mailing unauthorized letters and proxy solicitations to our shareholders in an attempt to replace current management. It is our opinion that this action is an attempt to damage Green Planet and Lumea and is a violation of security laws and on the advice of counsel, we have contacted the U.S. Securities and Exchange Commission. We hope that the SEC will begin their investigation immediately and take the appropriate action.

2.   As a result of this management “shake up”, I decided to consolidate the corporate offices with the Lumea office in north Scottsdale, AZ. This consolidation has reduced operating costs and improved both the morale and enthusiasm of our Lumea staff. Also, we are now seeing improvements in staffing revenues. Sales in Illinois have increased by 57.4% since March, Florida has large new accounts starting this month and California and Arizona have added new accounts as well as increasing temporary staffing for current customers.

3.   We expect Lumea to be marginally profitable in May and project that June will generate approximately $40,000 in gross profit. Over the next six months, Lumea is projected to generate approximately $400,000 in net income and we expect to operate profitability for the foreseeable future.

4.   Lastly, Lumea is completing the development of new sales and marketing materials, expanding its temporary staffing activities to include professional staffing and has hired two experienced, capable sales people and plans to hire several others in key areas beginning with Utah and Colorado.

5.    Green Planet Group filed an 8-K with the SEC (May 26, 2010) that thoroughly describes its actions regarding removing prior management, our auditors inability to complete the prior company’s two years of audits, debt reductions of approximately $8.4 million and our ongoing efforts to protect and grow Lumea.2

These are a few of the recent events that we believe will lead to positive results. A number of other activities are in process and being negotiated and we will keep you apprised as these develop.

In closing, I want to thank you for both your patience and ongoing support of Green Planet Group and assure you that the entire management team is dedicated to making our Company a great success. I believe that we will finally achieve the revenue goals and generate earnings that will positively impact share value.

With kindest regards,

/s/ Edmond L. Lonergan

Edmond L. Lonergan, President/CEO
Green Planet Group, Inc.

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2     For additional information see: http://sec.gov/Archives/edgar/data/1372533/000107654210000078/p0562_8-k.htm

This letter contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect our products and the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.